Exhibit 3

DRAFT ARTICLES OF ASSOCIATION OF	JN/6003901/374750
CASCAL N.V.
Definitions
Article 1.
The following definitions shall apply in these articles of association:
a.	general meeting: the body consisting of the shareholders entitled to vote and other persons entitled to vote;

b.	meeting of shareholders: the meeting of shareholders and other persons entitled to attend meetings;

c.	group: has the meaning as referred to in article 2:24b Dutch Civil Code;

d.	group company: a legal entity or company with which the company is affiliated in a group;

e.	officer: senior executive of the company whose formal job title contains the word Officer;

f.	persons with voting rights: holders of shares with voting rights as well as holders of a right of usufruct on shares with the right to vote and holders of a right of pledge on shares with the right to vote;

g.	persons with meeting rights: persons with voting rights as well as shareholders who do not have the right to vote;

h.	subsidiary:
•	a legal entity in which the company or one or more of its subsidiaries, whether or not by virtue of an agreement with other persons entitled to vote, may exercise alone or jointly more than half of the voting rights at the shareholders’ meeting; or

•	a legal entity of which the company or one or more of its subsidiaries is a member or shareholder and, whether or not by virtue of an agreement with other parties entitled to vote, alone or jointly may appoint or dismiss more than half of the members of the board of directors or the members of the supervisory board, also in the event all parties entitled to vote will be voting.
A partnership acting under its own name in which the company or one or more subsidiaries as a partner will be fully liable for the debts towards creditors shall be treated as a subsidiary.

The provisions laid down hereinbefore will apply without prejudice to the provisions in article 2:24a paragraphs 3 and 4 Dutch Civil Code.
Name and seat
Article 2.
1.	The name of the company is:

Cascal N.V.

2.	The company has its seat in Amsterdam.

3.	The company may have branch offices and branch establishments elsewhere, both in and outside of the Netherlands.
Objects
Article 3.
The objects of the company are:
•	the world-wide development, ownership, operation and/or maintenance of projects in industries, including but not limited to, the water and waste water industries;

•	to participate in, to acquire, to finance, to collaborate with and to conduct the management of companies and other enterprises, to produce and trade goods, and to provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to invest and to borrow funds;

•	to provide security for the obligations of legal persons or of other companies with which the company is affiliated in a group or for the obligations of third parties;

•	to undertake all that which, directly or indirectly, may be deemed to be incidental or conducive to any of the foregoing or in furtherance thereof, all in the broadest sense of the words.
Capital and Shares
Article 4.
1.	The company’s authorized capital amounts to fifty million euro (EUR 50,000,000.-) and is divided into one hundred million (100,000,000) common shares each with a par value of fifty cent (EUR 0.50).

2.	The shares shall be registered shares.

The shares shall be numbered in such a manner that they can be distinguished from each other at any time.

3.	The board of directors shall, at the request of a shareholder, issue or cause to be issued share certificates in respect of shares in such denominations as the board shall determine which certificates are exchangeable at the request of the shareholder.

4.	Share certificates shall not be provided with a set of dividend coupons and a talon.

5.	Each share certificate shall be identified by numbers and/or letters in such manner as determined by the board of directors.

6.	Share certificates shall be signed by or on behalf of a member of the board of directors.

In addition all share certificates may be validly signed by one or more persons designated by the board of directors for that purpose.

The board of directors may resolve that the signature shall be provided by a facsimile signature.

7.	The board of directors may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

8.	At the written request by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the board of directors shall determine.

The costs of the issue of replacement share certificates may be charged to the applicant. By the issue of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates.

Replacement share certificates will bear the numbers and letters of the documents they replace.

9.	The company shall not cooperate with the issue of depositary receipts issued for shares in its own capital, unless pursuant to a resolution of the board of directors.
The issue of shares
Article 5.
1.	Shares shall be issued pursuant to a resolution, containing the price and further terms of issue, of the general meeting, or pursuant to such resolution of the board of directors if designated thereto by the general meeting or by these articles of association for a period not exceeding five years.

Unless the board of directors is designated to issue shares, a resolution to issue may only be adopted on proposal of the board of directors.

At the designation of the board of directors, the number of shares that may be issued by the board of directors should be determined.

The designation may be extended each time for a period not exceeding five years. Unless it has been determined otherwise at the designation, it cannot be revoked.

2.	The general meeting, or the board of directors if so designated as provided in paragraph 1 above shall decide on the price and the further terms and conditions of issue, with due observance of what has been provided in relation thereto in the law and in the articles of association.

3.	Within eight days after a resolution of the general meeting to issue shares or to designate the board of directors, as referred to above, the board of directors shall deposit a complete text thereof at the office of the Trade Register.

Within eight days after each issue of shares, the board of directors shall submit a statement thereof to the office of the Trade Register, stating the number.

4.	The provisions of paragraphs 1 through 3 of this article shall apply mutatis mutandis to granting rights to acquire shares, but do not apply to the issue of shares to a party exercising a previously obtained right to acquire shares.

5.	Issue of shares shall never be below the nominal value, without prejudice to the provisions of article 2:80 paragraph 2 Dutch Civil Code.

6.	Shares shall be issued against payment of at least the nominal value.

7.	Payment on shares must be made in cash to the extent that no other contribution has been agreed — subject to the provisions of article 2:80b Dutch Civil Code.

Payment in foreign currency may only be made with the permission of the company and also subject to the provisions of article 2:80a paragraph 3 Dutch Civil Code.

8.	The board of directors is authorized, without any prior approval of the general meeting, to perform legal acts within the meaning of article 2:94 paragraph 1 Dutch Civil Code.
Pre-emptive rights
Article 6.
1.	Without prejudice to the applicable legal provisions, upon the issue of shares, each shareholder has a pre-emptive right in proportion to the aggregate amount of shares held by him.

2.	Each shareholder shall, with respect to any issue of shares, have a pre-emptive right in proportion to the aggregate amount of shares held by him.

A shareholder shall have no pre-emptive right in respect of

•	shares issued for a non-cash contribution, and of

•	shares issued to employees of the company or of a group company.
3.	The board of directors shall announce an issue with pre-emptive rights and the time frame within which the pre-emptive rights may be exercised in the Government Gazette (Staatscourant), in a nationally distributed newspaper, and in such other matter as may be required to comply with applicable stock exchange regulations, unless the announcement to all holders of shares is made in writing and sent to the address stated by them.

4.	The pre-emptive right may be exercised at least two weeks after the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks after the day of the mailing of the announcement.

5.	The pre-emptive right may be restricted or excluded by resolution of the general meeting or by the board of directors if designated thereto by the general meeting or by these articles of association, for a period not exceeding five years, and provided such corporate body is also authorized to issue shares during that period.

Unless it has been determined differently at the designation, the right of the board of directors to restrict or to exclude the pre-emptive right cannot be revoked. Unless the board of directors is designated to restrict or to exclude the pre-emptive right, a resolution to restrict or exclude the pre-emptive right will be passed on proposal of the board of directors.

In the proposal in respect thereof, the reasons for the proposal and the determination of the intended issue price shall be explained in writing.

6.	A resolution of the general meeting to restrict or exclude the pre-emptive right or to designate the board of directors as referred to in paragraph 7 requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

Within eight days after said resolution, the board of directors shall deposit a complete text thereof at the office of the Trade Register.

7.	In granting rights to acquire shares the shareholders have a pre-emptive right; the above provisions of this article shall apply.

Shareholders shall have no pre-emptive right to shares that are issued to a party exercising a previously obtained right to acquire shares.
Own shares/right of pledge on own shares

Article 7.
1.	The company may not subscribe for shares in its own capital.

2.	Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void.

3.	The company may acquire fully paid-up shares in its own capital for no consideration, or if:
a.	the shareholders’ equity less the acquisition price is not less than the sum of the paid in and called up part of its capital and the reserves that it is required to maintain by law; and

b.	the nominal value of the shares to be acquired in its capital, which the company itself holds or holds in pledge, or which are held by a subsidiary is not more than one-tenth of the issued capital.
4.	For the purposes of subparagraph a of paragraph 3, the amount of the shareholders’ equity according to the last adopted balance sheet, less the acquisition price of shares in the capital of the company and distributions to others from profits or reserves becoming due by the company and its subsidiaries after the balance sheet date, shall be decisive.

If more than six months have elapsed since the commencement of the financial year, and no annual accounts have been adopted, then an acquisition of shares in the capital of the company in accordance with paragraph 3 above shall not be permitted.

5.	The board of directors shall require the authorization of the general meeting for an acquisition of shares in the capital of the company other than for no consideration.

This authorization shall be valid for a maximum of eighteen months.

The general meeting shall determine in the authorization how many shares may be acquired, how they may be acquired and between what limits the price must lie.

The authorization referred to in this paragraph is not required to the extent the company acquires its own shares quoted in the listing of any stock exchange in order to transfer them to employees of the company or of a group company pursuant to a plan applicable to such employees.

6.	The board of directors shall decide upon disposal of shares acquired by the company in its own capital.

7.	The company may only take its own shares in pledge if:
c.	the shares involved have been fully paid up;

d.	the nominal amount of the shares to be taken in pledge and those already held or held in pledge is no more than one-tenth of the issued capital; and

e.	the general meeting has approved the pledge agreement.
8.	The company is not entitled to any distributions on shares in its own capital.

In the calculation of the distribution of profits, the shares referred to in the previous sentence are not be taken into account unless there is a right of usufruct or right of pledge on such shares, if the pledgee is entitled to the distributions on the shares, for the benefit of a party other than the company.

9.	No vote may be cast at the meeting of shareholders for shares held by the company or by a subsidiary.

Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from exercising their right to vote if the right of usufruct was created before the share belonged to the company or a subsidiary.

The company or a subsidiary cannot cast a vote for a share on which it has a right of usufruct.

In determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, the shares on which, by law, no vote may be cast shall not be taken into account.

10.	A subsidiary may not subscribe for its own account or have issued for shares in the capital of the company.

11.	The preceding paragraphs shall not apply to shares which the company acquires by universal succession of title (verkrijging onder algemene titel).
Article 8.
The company may not provide collateral, give loans, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital.
This prohibition shall also extend to any subsidiaries.
Reduction of capital
Article 9.
1.	The general meeting may decide to reduce the issued capital upon proposal by the board of directors and subject to the provisions of article 2:99 Dutch Civil Code by cancellation of shares or by reducing the amount of shares by amendment of these articles of association.

This resolution must designate the shares to which the resolution pertains and must regulate the implementation of the resolution.
A partial repayment or discharge must be effected in proportion to all shares involved.

2.	For a resolution to reduce the capital, a majority of at least two-thirds of the votes cast shall be required if less than half of the issued capital is represented at the meeting.

The notice for a meeting at which a resolution referred to in this article will be passed shall state the purpose of the capital reduction and how it is to be implemented; the second, third and fourth paragraphs of article 2:123 Dutch Civil Code shall apply.
Register of shareholders
Article 10.
1.	The board of directors shall keep a register in which the names and addresses of all holders of shares are recorded, indicating the date on which they acquired the shares, the date of the acknowledgement or service as well as the amount paid-up on each share.

If also an electronic address is disclosed by a shareholder for the purpose of entry into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements for a meeting via electronic means.

2.	The board of directors shall be authorized to keep a part of the register outside the Netherlands if required to comply with applicable foreign legislation or the rules of the stock exchange where the shares of the company are listed.

3.	The board of directors shall determine the form and contents of the register with due observance of the provisions of paragraphs 1 and 2 hereof.

4.	Each entry in the register shall be signed by a member of the board of directors; the register shall be kept regularly up to date.

5.	Upon request the board of directors shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares free of charge with an extract from the register in respect of their rights to a share.

6.	The board of directors shall be authorized to provide the authorities with information and data contained in the register of shareholders or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the company’s shares are listed.
Transfer of shares
Article 11.
1.	Unless the law provides otherwise and except as provided by the provisions of the following paragraphs of this article, the transfer of a share or of a right in rem (beperkt recht) thereto requires an instrument intended for such purpose and, unless the company itself is party to that legal act, acknowledgement in writing by the company of the transfer.

The acknowledgement shall be given in the instrument, or by a dated statement embodying such acknowledgement on the instrument or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor.

Service of such instrument of transfer, copy or extract on the company shall be deemed to be equal to such acknowledgement.
2.	In cases whereby a share for which a share certificate has been issued is transferred the share certificate must be submitted to the company, provided that an instrument of transfer as referred to in the previous paragraph, printed on the back of the share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the share certificate.
3.	If a transfer of a share has been effected by service of an instrument of transfer to the company, the company shall, at the discretion of the board of directors, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal nominal amount.
4.	The company’s written acknowledgement of a transfer of a share shall, at the discretion of the board of directors, be effected either by endorsement of the transfer on the share certificate as proof of acknowledgement or by the issuance to the transferee of one or more share certificates registered in his name up to an equal nominal amount.
Board of directors
Article 12.
1.	The company shall have a board of directors consisting of three or more members, comprising of one or more members having responsibility for the day-to-day management of the company (the ‘executive directors’) and two or more members not having such responsibility (the ‘non-executive directors’).
2.	The board of directors shall fix the number of the directors, provided that at all times the board of directors shall be composed of at least one executive director and two non-executive directors.
3.	The general meeting shall appoint members of the board of directors from a non-

binding proposal made by the board of directors and shall at all times have power to suspend or to dismiss every one of the members of the board of directors.
4.	Members of the board of directors shall be appointed for a maximum period of three years, provided however that the term of office of a member of the board of directors shall expire on the day the first annual meeting of shareholders is held in the third year after the year of his appointment.

A member of the board of directors may be reappointed with due observance of the previous sentence.
5.	The company shall have a policy in respect of the compensation of the members of the board of directors (the ‘compensation policy’).

The compensation policy shall be adopted by the general meeting.

The compensation policy shall at least describe the items referred to in article 2:383c to e inclusive Dutch Civil Code, to the extent they concern the board of directors.
6.	With due observation of the compensation policy the board of directors may establish a compensation for the members of the board of directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any member of the board of directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor.
7.	The board of directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares to the executive directors.

The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the members of the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting shall not affect the board of directors’ authority to represent the company.
Article 13.
1.	The board of directors shall, from its members, appoint a chairman, and shall have power to appoint from its members a chief executive officer.

The board of directors shall furthermore appoint a company secretary.

The company secretary shall assist the board of directors.
2.	The board of directors shall draw up board rules to deal with matters that concern the board internally.

The board rules may include an allocation of tasks among the members of the board of directors.

The board rules shall contain provisions concerning the manner in which meetings of the board of directors are called and held.

These meetings may be held by telephone conference or video conference, provided all participating members of the board of directors can hear each other simultaneously.

3.	The board of directors may vest authority to represent the company, jointly or severally, in any one or more members of the board of directors and/or officers of the company who would thereby be granted powers of representation with respect to such acts or categories of acts as the board may determine and shall notify to the Trade Register.
4.	The board of directors can only adopt valid resolutions when the majority of the members of the board of directors in office shall be present at the board meeting or be represented at such meeting.
5.	A member of the board of directors may only be represented by a co-member of the board authorized in writing.

The expression in writing shall include any message transmitted by current means of communication and received in writing.

A member of the board of directors may not act as a proxy for more than one co-member.
6.	All resolutions shall be adopted by the favourable vote of the majority of the directors present or represented at the meeting.

Each director shall have one vote.
7.	A director shall not take part in any vote on a subject or transaction in relation to which he has a conflict of interest with the company.
8.	The board of directors shall be authorized to adopt resolutions without convening a meeting if all members of the board of directors shall have expressed their opinions in writing, unless one or more members of the board of directors shall object to a resolution being adopted in this way.

A resolution shall in this case be adopted if the majority of all members of the board of directors shall have expressed themselves in favour of the resolution concerned.

The provision of the second sentence of paragraph 6 shall apply mutatis mutandis.
9.	Without prejudice to the provisions above, decisions of the board of directors involving a major change in the company’s identity or character are subject to the approval of the general meeting, including:

a.	the transfer of the enterprise or practically the whole enterprise to third parties;

b.	to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.	to acquire or dispose of a participation in the capital of a company worth at least one-third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.
10.	Failure to obtain the approval defined in paragraph 9 of this article shall not affect the authority of the board of directors or the members of the board of directors to represent the company.
Committees
Article 14.
1.	The board of directors shall appoint from its non-executive directors an audit committee and a nominating and compensation committee.
2.	The board of directors shall have power to appoint any further committees, composed of members of the board of directors and officers of the company and of group companies.
3.	The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraphs.
Article 15.
In the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with the management of the company. In the event that all the members of the board of directors or the sole remaining member of the board of directors is absent or prevented from acting, a person to be appointed for that purpose by the general meeting, shall be temporarily entrusted with the management of the company.
Representation
Article 16.
1.	The company shall be represented by the board of directors.

In addition, the authority to represent the company is vested in each executive director acting individually.

2.	In all events of the company having a conflict of interest with one or more members of the board of directors within the meaning of article 2:146 Dutch Civil Code, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above without prejudice to the power of the general meeting to at any time designate one or more other person for such purpose.
Indemnity and Insurance
Article 17.
1.	To the extent permissible by law, the company shall indemnify and hold harmless:
a.	each member of the board of directors, both former members and members currently in office;

b.	each person who is or was serving as an officer of the company;

c.	each person who is or was serving as a proxyholder of the company;

d.	each person who is or was a member of the board or supervisory board or officer of other companies or corporations, partnerships, joint ventures, trusts or other enterprises by virtue of their functional responsibilities with the company,
(each of them, for the purpose of this article 17 only, an ‘indemnified person’), against any and all liabilities, claims, judgements, fines and penalties (‘claims’) incurred by the indemnified person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a ‘legal action’), brought by any party other than the company itself or its group companies, in relation to acts or omissions in or related to his capacity as an indemnified person.

2.	Claims will include derivative actions brought on behalf of the company or its group companies against the indemnified person and claims by the company (or any of its group companies) itself for reimbursement for claims by third parties on the ground that the indemnified person was jointly liable toward that third party in addition to the company.
3.	The indemnified person will not be indemnified with respect to claims in so far as they relate to the gaining in fact of personal profits, advantages or compensation to which he was not legally entitled, or if the indemnified person shall have been adjudged to be liable for wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).
4.	Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively,

‘expenses’) incurred by the indemnified person in connection with any legal action shall be settled or reimbursed by the company, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgement has determined that he is not entitled to be indemnified.
Expenses shall be deemed to include any tax liability which the indemnified person may be subject to as a result of his indemnification.

5.	Also in case of a legal action against the indemnified person by the company itself or its group companies, the company will settle or reimburse to the indemnified person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that indemnified person that he shall repay such fees and costs if a competent court in an irrevocable judgement has resolved the legal action in favour of the company or the relevant group company rather than the indemnified person.

6.	Expenses incurred by the indemnified person in connection with any legal action will also be settled or reimbursed by the company in advance of the final disposition of such action, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgement has determined that he is not entitled to be indemnified.

Such expenses incurred by indemnified persons may be so advanced upon such terms and conditions as the board of directors decides.
7.	The indemnified person shall not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the company’s prior written authorisation.

The company and the indemnified person shall use all reasonable endeavours to cooperate with a view to agreeing on the defence of any claims, but in the event that the company and the indemnified person would fail to reach such agreement, the indemnified person shall comply with all reasonable directions given by the company, in order to be entitled to the indemnity contemplated by this article 17.
8.	The indemnity contemplated by this article 17 shall not apply to the extent claims and expenses are reimbursed by insurers.
9.	The company will provide for and bear the cost of adequate insurance covering claims against sitting and former board of director members, unless such insurance cannot be obtained at reasonable terms.
10.	This article 17 can be amended without the consent of the indemnified persons as such.

However, the indemnity provided herein shall nevertheless continue to apply to claims and/or expenses incurred in relation to the acts or omissions by the indemnified person during the periods in which this clause was in effect.
11.	At its discretion, the board of directors may have the company indemnify other members of the management team, not being members of the board of directors, or other employees, similar to the indemnification provided herein for the benefit of the members of the board of directors.
Financial year, annual accounts, annual report
Article 18.
1.	The company’s financial year shall run from the first day of April to the thirty-first day of March of the following calendar year.
2.	The board of directors shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the general meeting by no more than six months due to extraordinary circumstances.

The annual accounts shall be signed by all members of the board of directors. If the signature of one or more of them is not obtained, this fact and the reason therefore shall be indicated.

The board of directors shall also, within the period mentioned above, prepare an annual report.
3.	The general meeting shall instruct a registered accountant or a firm of registered accountants, as defined in article 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and the annual report by the board of directors, to report thereon, and to issue an auditor’s certificate with respect thereto.

If the general meeting fails to issue such instructions, the board of directors shall be authorized to do so.
4.	The company shall ensure that, as of the day on which a meeting of shareholders at which they are to be considered, is called, the annual accounts, the annual report and the additional information to be provided pursuant to article 2:392 paragraph 1 Dutch Civil Code are available for examination by those entitled to attend meetings.

The company shall make copies of the documents referred to in the previous sentence available free of charge to those entitled to attend meetings.

If these documents are amended, this obligation shall also extend to the amended documents.

5.	The annual accounts shall be adopted by the general meeting.
6.	The annual accounts shall not be adopted if the general meeting is unable to take cognizance of the certificate as referred to in paragraph 3 of this article, unless, together with the remaining information as referred to in article 2:392 Dutch Civil Code, a legitimate ground is given for the absence of the certificate.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the general meeting to discharge the members of the board of directors in respect of their conduct of management during the relevant financial year insofar this appears from the annual accounts.
7.	The company shall be obliged to make its annual accounts publicly available at the Trade Register.
Allocations of profit
Article 19.
1.	The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.
2.	Distribution of profit shall be effected after the adoption of the annual accounts which show that this is permitted.

3.	The board of directors shall determine which part of the profit shall be reserved.
4.	The profit, as this appears from the adopted profits and loss account, to the extent not reserved in accordance with paragraph 3 of this article shall be at the disposal of the general meeting.
5.	Notwithstanding paragraph 2 above, the board of directors may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied as apparent from a financial statement drawn up in accordance with the provisions of article 2:105 paragraph 4 Dutch Civil Code.
6.	The board of directors may decide that a distribution on shares is not made entirely or partly in cash, but rather in shares in the company.
7.	Dividends payable in cash shall be paid in United States Dollars, unless the board of directors determines that payment shall be made in another currency.
8.	On the recommendation of the board of directors, the general meeting may decide to make payments to holders of shares from the distributable part of the shareholders’ equity.
9.	Any claim a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.
Meetings of shareholders
Article 20.
1.	The annual meeting of shareholders shall be held every year within six months after the end of the financial year, in which shall, in any event, be considered:
•	the consideration of the annual report;

•	the adoption of the annual accounts;

•	discharge of liability of the members of the board of directors;

•	notification of intended appointments of members of the board of directors;

•	any other matters put forward by the board of directors and announced pursuant to this article 20.
In the event the period set forth in article 18 paragraph 2 of these articles of association is extended in conformity with the provisions set out therein, the matters indicated in the previous sentence will be dealt with in a meeting of shareholders to be held no later than one month after the extension.

2.	Meetings of shareholders will be held in Rotterdam, The Hague, Utrecht, Hoofddorp, Haarlemmermeer (Schiphol) or Amsterdam.

3.	All notices and notifications to the shareholders and other persons with voting rights and/or meeting rights will be placed in a nationally distributed newspaper and in such other manner as may be required to comply with applicable stock exchange regulations.

If approval is granted by a shareholder or a person with voting rights and/or meeting rights, the notice can be made by electronic means to the address submitted for such purposes to the company.

4.	Meetings of shareholders shall be convened by the board of directors, the chairman, or the co-chairman of the board or the chief executive officer.

The notice shall be effected no later than on the fifteenth day before the day of the meeting.

Voting and participation in a meeting of shareholders may be done electronically if such has been indicated in the notice convening the meeting.

Unless the notice convening the meeting includes the contents of all the documents which, according to the law or the articles of association, shall be available to shareholders for inspection in connection with the meeting to be held, these documents shall be made available to shareholders free of charge at the office of the company, as from the day the meeting of shareholders is called until after the close of that meeting, and each of the shareholders shall be entitled, upon his request, to obtain a copy thereof.
5.	Extraordinary meetings of shareholders shall be held as often as the board of directors deems such necessary or upon the written request of those entitled to attend meetings, representing at least one-tenth of the issued capital, to the board of directors, setting out the matters to be considered in detail.

The requirement that the request must be in writing will have been met if the request has been made by electronic means.
6.	If shareholders representing at least one-tenth of the issued capital have requested that the board of directors call a meeting of shareholders, and, within fourteen days thereof, no such meeting, to be held within one month of the dispatch of the abovementioned request, has been called, the parties requesting the meeting shall be authorized to call such meeting themselves.
7.	Shareholders representing at least one-hundredth of the issued capital or holding shares representing the equivalent of at least fifty million euro (EUR 50,000,000.-) in aggregate market value may request the inclusion of items in the notice convening the meeting.

An item proposed by one or more of such shareholders, will be included in the notice convening the meeting or announced in the same manner, provided the company receives such written request no later than the sixtieth day before the day of the meeting and provided no significant interest of the company opposes such request.

The requirement that the request must be in writing will have been met if it has been made by electronic means.
Article 21.
1.	The meetings of shareholders will be chaired by the chairman of the board of directors, or, in his absence, the board of directors shall appoint the chairman.

2.	Minutes shall be kept of the items dealt with at the meeting of shareholders.

The minutes shall be adopted by the chairman and the company secretary and shall be signed by them in witness thereof.
3.	The chairman of the meeting as well as any member of the board of directors may at all times commission the drawing up of a notarial record of the meeting at the company’s expense.
4.	The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the articles of association.
Article 22.
1.	Each shareholder, as each other person with voting rights and/or meeting rights, is entitled, in person or through an attorney authorized in writing for the specific meeting, to attend the meeting of shareholders, to address the meeting and, in case he is entitled to the voting rights, to exercise the voting rights.
2.	If such has been indicated in the notice, every shareholder is entitled to participate in, to address and to vote in the meeting of shareholders by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations.

The general meeting may adopt a resolution containing conditions for the use of electronic means of communication in writing.

If the general meeting has made such regulation, such conditions will be disclosed with the notice convening the meeting.
3.	Votes that are cast prior to the meeting of shareholders by way of an electronic means of communication, but not before the thirtieth day before the day of the meeting, will be deemed to have been cast at the meeting.
4.	The board of directors may resolve that for the application of the provision in paragraph 1, persons with voting rights and/or meeting rights are considered to be those persons who (i) on a date determined by the board of directors (the ‘record date’) are persons with voting rights and/or meeting rights with respect to a share, and (ii) are registered in (a) register(s) determined by the board of directors (the ‘register’), provided that (iii) that person with voting rights and/or meeting rights gave notice to the company of his intention to attend the meeting of shareholders, irrespective of who at the time of the meeting of shareholders is a person with voting rights and/or meeting rights.

The notice must state the name and the number of shares for which the person is entitled to vote and/or to attend the meeting of shareholders.

The provisions regarding the notice apply mutatis mutandis to the attorney authorized in writing of a person with voting rights and/or meeting rights.
5.	In case the board of directors does not use the authority referred to in paragraph 4, persons with voting rights and/or meeting rights with respect to shares, must give written notice to the board of directors of their intention to exercise the rights referred to in paragraph 1 at the meeting of shareholders, at such places and at such date as the board of directors will give notice of in the notice for the meeting of shareholders.

A person with voting rights and/or meeting rights who wants to be represented by an attorney authorized in writing, must hand in the power of attorney at the office of the company before the meeting within the term referred to in paragraph 4.
6.	The record date and the notice, referred to in paragraph 4 and the moment of the notice as referred to in paragraph 5, may not be determined earlier than on the thirtieth day before the meeting of shareholders.

The record date and those moments shall be mentioned in the notice of the meeting.
7.	The attendance list must be signed by each person with voting rights and/or meeting rights or his representative.
8.	The members of the board of directors shall have the right to attend the meeting of shareholders.

In these meetings they shall have an advisory vote.
Article 23.
1.	Each share shall confer the right to cast one vote.

2.	Insofar as the law or these articles of association do not prescribe a larger majority, resolutions shall be passed by an absolute majority of votes cast.
3.	All voting shall be orally.

The chairman may, however, determine that voting shall be in writing.

In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.

Voting by written ballot shall take place by means of (i) sealed, unsigned ballot papers, or (ii) such electronic means as determined by the board of directors.
4.	In the event the votes tie, the issue shall be decided by drawing lots, if it involves a proposal pertaining to individuals.

If it concerns matters, the proposal shall be rejected in the event the votes tie.

5.	Blank votes and invalid votes shall be considered as not having been cast
Amendments to the articles of association, legal merger, demerger, dissolution and liquidation
Article 24.
1.	On proposal of the board of directors the general meeting may resolve to amend the company’s articles, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the company.

For the adoption of a resolution to amend the company’s articles, to conclude a legal merger or demerger, or to dissolve the company a simple majority of the votes cast at the general meeting is required.
2.	The full proposal shall be available at the offices of the company from the day of the notice of the meeting of shareholders until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

This shall be stated in the notice advertisement.
3.	Upon dissolution, the liquidation of the company shall be effected by the board of directors, unless the general meeting has designated other liquidators.
4.	The remainder of the company’s assets after payment of all debts and the costs of the liquidation shall be distributed to the shareholders in proportion to the number of shares that each party owns.
5.	During the liquidation, the provisions of the articles of association shall remain in force in as much as possible.
Article 25.
After the members of the board of directors have been given the opportunity to advise on this item, shareholders may also adopt resolutions without convening a shareholders’ meeting, provided that the shareholders entitled to vote approve the resolution in writing (including all forms of transmission of written material) unanimously.
The foregoing shall not apply if there are usufructuaries with the right to vote.
Provisional clause
Article 26.
•	The board of directors is hereby designated as a corporate body which will be authorized to issue shares with the power to restrict or exclude the pre-emptive rights and furthermore with due observance of the following:
•	the designation may be extended by the general meeting, each time for a period not exceeding five years;

•	the designation applies to one hundred percent (100%) of the shares of the authorized capital as this reads or will read at any time;
•	the designation does not apply to the issue of shares within the framework of the initial public offering of the company in New York on the New York Stock Exchange.
•	The powers granted by virtue of this paragraph to the board of directors will end — save for extension — on five years after execution of this deed of amendment;
•	With due observance of the provisions of these articles of association the following persons have been appointed as a member of the board of directors:
(i)	Stephane Marcel Jean Richer, residing in 17 Rue de Marechal de L, 78150 Le Chesnay, France, born in Marseille, France, on the third day of June nineteen hundred and fifty-eight, as executive director;

(ii)	David Lawrence Magor, residing in The Lodge, Shere Road, West Horsley, Leatherh, Surrey KT24 6EP, United Kingdom, born in Penzance, United Kingdom on the twenty-fifth day of December nineteen hundred and fifty-four, as non-executive director;

(iii)	Martin Robert Anthony Duffy, residing in Ashwood Park Lower Road 4, Fetcham Surrey KT22 GNT, United Kingdom, born in Croydon, Surrey, United Kingdom on the fourteenth day of October nineteen hundred and forty-nine, as non-executive director.